EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Nova Measuring Instruments Ltd.:

We consent to the incorporation by reference of our report dated February 18, 2004 relating to the consolidated financial statements of Nova Measuring Instruments Ltd. (the “Company”). included in its Annual Report on Form 20-F for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission, into this Registration Statement on Form S-8 relating to the Company’s March 2004 Stock Option Plan 7B.

/s/ Brightman Almagor & Co. —————————————— BRIGHTMAN ALMAGOR & CO. Certified Public Accountants A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
March 1, 2005